Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Share Dealings

August 3, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company announces the release on August 2, 2011 of 67,200 Shire plc ordinary shares (“Shares) to Graham Hetherington, Chief Financial Officer, in connection with a Performance Share Award (“PSA Award”) granted to him on August 1, 2008 under Part B of the Shire Portfolio Share Plan.

The PSA Award was subject to performance criteria measured over the performance period 2008 to 2010.  Based on the performance criteria, 88% of the PSA Award vested.

Upon release of the PSA Award, 36,575 Shares were sold at a price of £20.38 each to satisfy Mr Hetherington’s tax liability.  Further, on August 3, 2011, Mr Hetherington sold 18,000 Shares at a price of £19.88 each.

Following the above transaction, Mr Hetherington holds 16,625 Shares and 28,080 restricted Shares. He also holds options, stock appreciation rights and performance shares over 553,560 Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX